Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our report dated July 30, 2025, with respect to our audits of Accretion Energies Limited and Marine2o Limited’s (the “Company”) combined financial statements as of December 31, 2024 and 2023 and for the years then ended, in ClimateRock Holdings Limited’s Amendment No. 12 to the Form F-4. Our report contained an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

/s/ BCRG Group

BCRG Group

Irvine, California

February 17, 2026